Exhibit 99.01


FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
September 27, 2004                                3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

            FX Energy Announces Schedule for Rusocin-1 Well in Poland

Salt Lake City, September 27, 2004 - FX Energy, Inc. (Nasdaq: FXEN) announced today that work on the Rusocin-1 location has begun with survey and permitting of the well to be completed before the end of September and site preparation to begin on or about October 1. Drilling is scheduled to begin approximately October 25. The Rusocin-1 is the first well drilled by the Company to test a "pinchout play" in its Fences I project area. The Polish Oil and Gas Company ("POGC") owns a 51% interest and will operate the Rusocin-1 well and FX Energy owns 49%.

Currently the Sroda-4 well in the Company's Fences II project area in western Poland is drilling at a depth below 1,700 meters with a projected target depth of approximately 3,500 meters.

FX Energy holds interests in four project areas in Poland:

         o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5%, CalEnergy holds 24.5% and POGC holds 51%.

         o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

                              _____________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.